UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CoreSite Realty Corporation
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-1925611 (I.R.S. Employer Identification No.)

1050 17th Street, Suite 800
Denver, CO 80265
(Address of Principal Executive Offices)

CORESITE REALTY CORPORATION AND CORESITE, L.P.
2010 EQUITY INCENTIVE AWARD PLAN
(Full title of the plan)

Thomas M. Ray
President & Chief Executive Officer
CoreSite Realty Corporation
1050 17th Street, Suite 800
Denver, CO 80265
(Name and address of agent for service)
(866) 777-2673
(Telephone number, including area code, of agent for service)

Copies to:
Raymond Y. Lin
Patrick H. Shannon
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed maximum
	Amount	Proposed maximum	aggregate	Amount of
	to be	offering price	offering	registration
Title of securities to be registered	registered (1)	per share (2)	price (2)	fee
Common Stock, par value $0.01 per share	3,000,000 Shares	$16.01	$48,030,000.00	$3,424.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on September 23, 2010.
Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the above-named plan are granted, exercised and/or distributed.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.*
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.*

*
The documents containing the information specified in this Part I will be sent or given to participants in the CoreSite Realty Corporation’s (the “Registrant”) 2010 Equity Incentive Award Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates the following documents in this Registration Statement by reference:
(1)	The Prospectus filed by the Registrant on September 23, 2010 pursuant to Rule 424(b) under the Securities Act, relating to its Registration Statement on Form S-11, as amended (File No. 333- 166810); and

(2)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on September 21, 2010 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
               Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.
               Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
     In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
     Our charter authorizes us to obligate our company, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify
•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity, and

•	any individual who, while a director or officer and, at our request, serves or has served as a director, officer, trustee, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity, against any claim or liability by reason of that status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of his or her ultimate entitlement to indemnification. The rights to indemnification and advance of expenses provided by our charter and bylaws vest immediately upon election of a director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company or any entity acquired by our company, or its predecessors, if any, or any partnership controlled by our company, or its predecessors, if any, in any of the capacities described above and any employee or agent of us or a predecessor of our company or acquired entity. We have entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law.

          In addition, our directors and officers are also indemnified by our operating partnership for the same or similar liabilities and expenses pursuant to the partnership agreement of CoreSite, L.P.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit	Description
4.1	Articles of Amendment and Restatement of CoreSite Realty Corporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

4.2	Amended and Restated Bylaws of CoreSite Realty Corporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered (filed herewith).

10.1	2010 Equity Incentive Award Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Venable LLP (included in Exhibit 5.1).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of September, 2010.

CORESITE REALTY CORPORATION
By:	/s/ Thomas M. Ray
	Name:	Thomas M. Ray
	Title:	President

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Ray
Thomas M. Ray	President and Director	September 28 2010
(Principal Executive Officer)

/s/ Deedee M. Beckman
Deedee M. Beckman	Treasurer and Chief Financial Officer	September 28, 2010
(Principal Financial Officer and
Principal Accounting Officer)

/s/ James A. Attwood, Jr.
James A. Attwood, Jr.	Director	September 28, 2010

/s/ Michael R. Koehler
Michael R. Koehler	Director	September 28, 2010

/s/ Robert G. Stuckey
Robert G. Stuckey	Director	September 28, 2010

/s/ Paul E. Szurek
Paul E. Szurek	Director	September 28, 2010

/s/ J. David Thompson
J. David Thompson	Director	September 28, 2010

/s/ David A. Wilson David A. Wilson	Director	September 28, 2010

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Amendment and Restatement of CoreSite Realty Corporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

4.2	Amended and Restated Bylaws of CoreSite Realty Corporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered (filed herewith).

10.1	2010 Equity Incentive Award Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-11/A dated September 22, 2010 (Registration No. 333-166810)).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Venable LLP (included in Exhibit 5.1).